UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Piper Sandler Companies

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800 NICOLLET MALL, SUITE 900 MINNEAPOLIS, MN 55402
612 303-6000
Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

Dear Shareholder:

We are asking for your support of Proposal Five (the “Proposal”) at our upcoming Annual Meeting of Shareholders to approve an amendment to our Amended and Restated 2003 Annual and Long-Term Incentive Plan (the “Incentive Plan”) to increase the number of shares authorized for issuance by 1,500,000.

We will need shareholder approval of the Proposal in order to continue to grant equity in 2024 consistent with our current program. Without additional shares, we will be forced to decrease the equity that we currently grant to employees, which we believe would be contrary to our shareholders’ best interests, as it would remove incentives aligning our employees and senior leaders with our shareholders to drive firm-wide performance and create long-term shareholder value. Shareholder approval of the Proposal will allow us to continue to grant equity awards to our employees through 2026.

We ask that shareholders assessing the Proposal take an independent analysis of our historical equity usage, including an analysis that appropriately adjusts for the extraordinary, one-time 1.2M retention share grant that we made to employees of Sandler O’Neill & Partners, L.P. (“Sandler”) in connection with our 2020 acquisition of Sandler. We believe that our approach to using equity with our acquisition of Sandler was an important component of the success of the combination, which has delivered strong returns for our shareholders. We achieved record financial results in 2021, followed by our second strongest year ever in 2022. From 2020 through 2022, our total shareholder return was 84%, which ranked 4th among the 13 companies in our peer group. More importantly, our combination with Sandler has been the keystone for our recent and ongoing strategic growth efforts, including our 2022 acquisitions of Cornerstone Macro LLC and DBO Partners LLC.

In addition, we ask that shareholders consider the key aspects of our approach to the use of equity, including the following:

•	We believe in granting restricted stock broadly to our producers as a portion of their annual incentive compensation in order to increase their alignment with shareholders and incentivize them to drive firm-wide performance. This restricted stock vests over three years if the employee remains with our company. From 2020 through 2022, 38% of our employees received such a grant.

•	We are committed to being responsible stewards of our equity. Excluding the shares that we have granted as deal consideration and the 1.2M retention grant to Sandler employees, we have had an average burn rate of 4.3% over the past three years, which is lower than the median of our compensation peer group.

•	We are committed to managing dilution through share repurchases. From 2018 through 2022, we repurchased or withheld for taxes 3,924,914 shares, which represents 97% of the shares that we granted during that time, excluding the Sandler deal consideration and retention shares.

•	We believe that the restricted stock that we grant to new hires, including in connection with acquisitions, is a valuable tool that increases the new employee’s connection to Piper Sandler’s firm-wide performance, and increases retention as the employee must remain with us for a period of time in order for the award to vest. From 2020 through 2022, approximately 15% of the shares that we have granted under the Incentive Plan have been used for hiring and retention, and 100% of shares that we granted under our special employment inducement award plans were used for hiring and retention in connection with our strategic acquisitions.

How We Used Equity in the Sandler Acquisition

Our acquisition of Sandler was the largest acquisition in our firm’s history. Sandler was a leading middle-market investment bank focused on the financial services sector, with over 300 of the best-in-class professionals known for the depth of their client relationships and industry-leading advice and expertise.

When we combined with Sandler, it was essential that we retain and integrate Sandler’s human capital. Within a human capital business, it is critical to structure acquisitions so that they align and incentivize the people – the assets and long-term value creators – to join your platform and be productive on that platform. It is an intensely competitive process that demands the balancing of bringing a group of revenue-producing employees onto your platform with driving future productivity and alignment with shareholders.

A critical component of how we accomplished this was our use of restricted stock, which we granted to Sandler’s employees as both deal consideration (i.e., in exchange for ownership interests) and retention. These shares of restricted stock were granted to the key employees of Sandler in order to align them with our firm and shareholders, and, through a 3-to-5 year vesting schedule conditioned on their continued employment, retain them for the period of time that we believed would be necessary to fully integrate them into our platform.

When we acquired Sandler, we found that that the ownership of Sandler did not perfectly align with the productivity of its employees. This meant that we could not grant sufficient restricted stock as deal consideration alone to Sandler’s key employees in order to ensure that those key employees would join and remain on our platform following the acquisition. To remedy this situation, we made a special one-time retention grant of 1.2M restricted shares to over 100 key Sandler employees under the 2020 Employment Inducement Plan that we established for the acquisition. These restricted shares only vest if the recipient remains an employee of Piper Sandler for a certain period of time (generally between 3 to 5 years) following the closing of the acquisition.

An Accurate View of our Equity Usage Should Treat the Sandler Acquisition as a One-Time Transaction

Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended against the Proposal. We believe that the analyses used by ISS and Glass Lewis are flawed, as they have not been adjusted to reflect that the 1.2M retention share grant made to employees of Sandler was an extraordinary one-time grant made in connection with the largest acquisition in our firm’s history. As a result, we believe that the models used by ISS and Glass Lewis do not reflect our normal equity usage practices, and effectively penalize our company for undertaking a transformational combination that has significantly expanded our platform and bolstered our industry reputation and standing, and which has provided significant returns for our shareholders. We believe that the result is misleading for our shareholders, who can gain a more accurate picture of our equity usage as compared with our peers in the investment banking industry by making proper adjustments for that one-time grant.

When the 1.2M retention shares that we granted to Sandler employees are excluded from our historical equity usage from 2020 through 2022, our burn rate is reduced from 7.3% to 4.3%. As demonstrated below, excluding deal consideration and the 1.2M retention shares granted to Sandler employees, our three-year average burn rate is lower than the median of our compensation peer group, which consists of middle-market investment banking firms that have the same need as we do to compensate, attract, and retain human capital:

Company	Three-Year Average Burn Rate
Jefferies Financial Group Inc.	0.6%
FTI Consulting, Inc.	0.9%
Houlihan Lokey, Inc.	3.2%
Stifel Financial Corp.	3.3%
Oppenheimer Holdings Inc.	4.1%
Piper Sandler Companies	4.3	%(1)
Evercore Inc.	5.9%
Median of Peer Group (excl. Piper Sandler Companies)	6.0	%(2)
Lazard Ltd.	6.1%
Moelis & Company	6.4%
Cowen Inc.	8.4%
PJT Partners Inc.	10.8%
Greenhill & Co., Inc.	14.8%
Perella Weinberg Partners	32.2%

(1)	Piper Sandler Companies’ average burn rate excluding shares granted for deal consideration and 1,217,423 retention shares granted to Sandler employees. For a fuller illustration of how we have used equity, please see page 76 of our 2023 Proxy Statement available at https://www.pipersandler.com/proxymaterials.
(2)	Data is for years 2020 through 2022, except with respect to Houlihan Lokey, whose data was through fiscal year 2021, which was the most recent data available as of March 20, 2023. Cannacord Genuity has been excluded from this comparison as they do not disclose comparable data. Please see page 78 of our 2023 Proxy Statement for a description of how these burn rates have been calculated.

In addition, when the retention shares that we granted to Sandler employees are excluded from the outstanding awards as of March 20, 2023 (i.e., the “overhang”), the number of outstanding awards or potential awards is reduced from 2,580,318 to 2,088,591, which, including the 1.5M shares that we are requesting, puts our total aggregate potential dilution as of March 23, 2023, at 19.5%. As demonstrated below, excluding deal consideration and the 1.2M retention shares granted to Sandler employees, our aggregate potential dilution as of December 31, 2022, was lower than the median of our compensation peer group:

	Aggregate Potential Dilution(1)
Company	Grants Outstanding	Available for Future	Total
Jefferies Financial Group Inc.	1.8%	2.0%	3.8%
FTI Consulting, Inc.	4.8%	3.0%	7.9%
Piper Sandler Companies (as of 12/31/2022, excl. new 1.5M)	9.3%	5.9%	15.2	%(2)
Oppenheimer Holdings Inc.	15.6%	3.6%	19.2%
Stifel Financial Corp.	13.3%	6.1%	19.4%
Piper Sandler Companies (as of 3/20/2023, incl. new 1.5M)	8.6%	11.0%	19.5	%(2)
Moelis & Company	12.7%	10.0%	22.6%
Cowen Inc.	16.8%	13.0%	29.8%
Median of Peer Group (excl. Piper Sandler Companies)	14.1%	11.5%	31.9%
PJT Partners Inc.	24.1%	9.8%	33.9%
Evercore Inc.	14.9%	19.7%	34.6%
Lazard Ltd.	13.2%	21.8%	35.1%
Houlihan Lokey, Inc.	7.8%	36.0%	43.9%
Greenhill & Co., Inc.	37.1%	32.9%	70.0%
Perella Weinberg Partners	52.2%	18.5%	70.8%

(1)	Please see page 81 of our 2023 Proxy Statement for a description of how Aggregate Potential Dilution has been calculated. Data is as of December 31, 2022, except for Houlihan Lokey, whose data is as of March 31, 2022, which was the most recently available data at the time that we issued our 2023 Proxy Statement. Cannacord Genuity has been excluded from this comparison as they do not disclose comparable data.
(2)	Piper Sandler Companies’ aggregate potential dilution excludes deal consideration shares and retention shares granted to Sandler employees. As of December 31, 2022, there were 1,128,549 Sandler retention shares outstanding. As of March 20, 2023, there were 491,727 Sandler retention shares outstanding. For a fuller illustration of our outstanding equity grants as of March 20, 2023, and the impact to dilution from our request for 1.5M additional shares to be authorized under the Incentive Plan, please see page 80 of our 2023 Proxy Statement.

Concluding Thoughts

As a human capital business, our employees are our most important asset, and the equity that we broadly grant to our employees is fundamental to our annual compensation program, long-term strategic growth strategy, and efforts to recruit and retain the talented professionals that generate our revenue.

Our Board asks that you please vote FOR Proposal Five.